AGREEMENT TO TERMINATE LOAN AGREEMENT

This Agreement to Terminate Loan Agreement (this “Agreement”) is dated as of September 9, 2008, by and between Solution Technology International, Inc. (the “Company”), with its principal place of business at Garrett Information Enterprise Center, 685 Mosser Road, Suite 11, McHenry, Maryland 21541, and CrossHill Georgetown Capital, L.P., a Delaware limited partnership, with its principal place of business at 201 North Union Street, Suite 300, Alexandria, Virginia 22314 (“CrossHill”).

Recitals

WHEREAS, pursuant to that certain Loan and Security Agreement dated as of January 10, 2003 (as amended, the "Loan Agreement") between the Company and CrossHill, CrossHill has made revolving loans to the Company in the principal amount of $750,000 and bearing interest at the initial rate of 12% per annum pursuant to a Revolving Promissory Note dates as of January 10, 2003 (as amended from time to time, the “Note), which principal amount has been reduced to $640,000;

WHEREAS, pursuant to a Forbearance Agreement dated November 12, 2007, no further advances were permitted under the Note and the unpaid balance was converted to term debt on or about July 1, 2004, and which matured on April 30, 2007 and remains unpaid;

WHEREAS, pursuant to the Loan Agreement, the Company granted liens in substantially all of its assets (the "Collateral") in favor of CrossHill to secure the Obligations defined in the Loan Agreement;

WHEREAS, the Company issued 10,122,245 warrants (the “Warrants”) to CrossHill for inducement to enter into the Loan Agreement, which warrants increased as the Company failed to repay the Note;

WHEREAS, in light of the loans received by the Company from YA Global Investments, L.P. (f/k/a Cornell Capital Partners, LP) (“YA Global”) that also required the Company to grant a security interest in its assets to YA Global, the Company, CrossHill and YA Global entered into an Intercreditor Agreement dated June 28, 2004 (the “Intercreditor Agreement”) to agree upon the priorities of their respective liens on the Collateral and for the application of proceeds of the Collateral after certain events and certain payments with respect to their respective indebtedness;

WHEREAS, the Company requires additional financing to achieve its business plan; and

WHEREAS, the Company has entered into discussions with a financing group to invest not less than $2,500,000 (the “Financing”) in the Company and such Financing is conditioned upon (i) the Company eliminating existing debt from its balance sheet, (ii) effecting a reverse split of its shares of common stock to provide the financing group with 92.5% ownership of the Company’s issued and outstanding shares of common stock and the existing shareholders 7.5% of the Company’s issued and outstanding shares of common stock post reverse split and (iii) eliminating all liens against its assets;

WHEREAS, the Company, as a precondition to the Financing, must enter into an agreement with CrossHill to terminate the Loan Agreement, the Note, the Intercreditor Agreement and all liens of CrossHill against the Company; and

WHEREAS, CrossHill is willing to terminate the Loan Agreement, the Note, the Intercreditor Agreement and all liens of CrossHill against the Company subject to the satisfaction of the conditions precedent set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Payment by the Company. In consideration of CrossHill’s agreement to terminate the Loan Agreement, the Note, the Intercreditor Agreement and its liens on September 10, 2008 (the “Closing Date”) in accordance with the terms of this Agreement, the Company has caused or will cause, CrossHill to be paid the sum of Three Hundred Ten Thousand Dollars ($310,000) (the “Payoff Amount”) by wire transfer in immediately available funds.

Section 2.  Delivery of Documents on Closing Date. On the Closing Date, CrossHill agrees to deliver to the Company the following documents (the “Closing Documents”), which are to be held in escrow by the Company, pending satisfaction of the Conditions Precedent (as hereinafter defined):

(a) the original Warrants described on Schedule 2 attached hereto to the Company or assigned to the Investor, at the Company’s election.

(b) original Loan Agreement and Note endorsed to the Company or to the Investor, at the Company’s election, without warranty or recourse of any kind or nature; and

(c) such other documents as the Company may reasonably request to terminate CrossHill’s lien on the Collateral.

In the event that the Conditions Precedent are not fully satisfied by the close of business on the Closing Date, the Company shall immediately return all of the Closing Documents to CrossHill.

Section 3. Conditions Precedent. CrossHill’s obligations to terminate its lien on the Collateral and agreement to accept the Payoff Amount is subject to satisfaction of the following conditions precedent (the “Conditions Precedent”) on or before the Closing Date:

(a) CrossHill’s receipt of the Payoff Amount; and

(b) CrossHill shall have received a written agreement from YA Global, which terminates the Intercreditor Agreement, releases CrossHill from any and all liabilities thereunder, waives any interest of YA Global in the Payoff Amount and is otherwise acceptable to CrossHill in all material respects.

Upon satisfaction of the Conditions Precedent, CrossHill authorizes the Company or its authorized representative to file UCC Financing Statement Terminations with the applicable filing office to terminate any UCC Financing Statements filed naming CrossHill as secured party, and the Company as debtor, with respect to the Collateral.

Section 4. Mutual Release. In consideration of the covenants and agreements contained in this Agreement, effective upon satisfaction of the Conditions Precedent, the Company and CrossHill hereby RELEASE AND FOREVER DISCHARGE the other party and its subsidiaries and its respective affiliates, parents, joint ventures, officers, directors, shareholders, interest holders, members, managers, employees, consultants, representatives, successors and assigns, heirs, executors and administrators from all causes of action, suits, debts, claims and demands whatsoever known or unknown, at law, in equity or otherwise, which either party had, now has, or hereafter may have, arising from or relating in any way to the Company’s status as a debtor of CrossHill on or prior to the date hereof, any agreement between the Company and CrossHill entered into prior to the date hereof, any claims for reasonable attorneys’ fees and costs, and including, without limitation, any claims relating to fees, penalties, liquidated damages, and indemnification for losses, liabilities and expenses. This release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, or implied or express contract.  It is expressly understood and agreed that this release shall operate as a clear and unequivocal waiver by both the Company and CrossHill of any such claim whatsoever. The terms of this mutual release shall not, however, preclude an action seeking to enforce the parties’ rights and obligations under this Agreement.

Section 5.  Company Representations and Warranties.

(a). Organization, Good Standing and Qualification. The Company has been duly incorporated and organized, and is validly existing in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted and as presently proposed to be conducted.

(b) Authorization. All corporate action on the part of the Company’s directors and shareholders necessary for the authorization, execution, delivery of, and the performance of all obligations of the Company under this Agreement have been taken or will be taken prior to the Closing Date, and this Agreement when executed and delivered, will constitute, a valid and legally binding obligation of the Company, enforceable in accordance with its terms.

(c) Corporate Power. The Company has the corporate power and authority to execute and deliver this Agreement and to carry out and perform all its obligations under this Agreement.

(d). SEC Reports. The Company has filed all forms, reports, schedules, registration statements, proxy statements, and other documents (including any document required to be filed as an exhibit thereto) required to be filed by the Company with the Securities and Exchange Commission (“SEC”) from September 30, 2005 to September 30, 2007. All such required forms, reports, schedules, registration statements, proxy statements and other documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the “SEC Reports.” As of their respective dates, the SEC Reports (including any financial statements or schedules included or incorporated by reference therein) (i) were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there has not been any material adverse change with respect to the Company that would require disclosure under the Securities Act.

Section 6. Representations and Warranties by CrossHill. CrossHill hereby represents and warrants to, and agrees with, the Company, that:

(a) Authorization. All action the part of the CrossHill’s directors and shareholders necessary for the authorization, execution, delivery of, and the performance of all obligations of CrossHill under this Agreement have been taken or will be taken prior to the Closing Date, and this Agreement when executed and delivered, will constitute, a valid and legally binding obligation of Crosshill.

(b). Power. Crosshill has the power and authority to execute and deliver this Agreement and to carry out and perform all its obligations under this Agreement.

Section 7. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware.

Section 8. Titles and Subtitles. The titles of the sections and subtitles of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

Section 10. Binding Effect, Assignment. This Agreement shall be binding upon and shall insure to the benefit of the Company and CrossHill and to their successors and assigns. Nothing in this Agreement shall be construed to permit the assignment by the Company or CrossHill of any of their rights or obligations hereunder, and such assignment is expressly prohibited without the prior written consent of the other party.

Section 11.  Amendment and Non-Waiver. No amendment or modification of this Agreement shall be valid unless in writing and signed by the parties. No waiver of any of the provisions of this Agreement shall be valid unless the same is in writing and signed by the party against whom it is sought to be enforced. Any waiver of any breach of this Agreement shall not be considered to be a continuing waiver or consent to any subsequent breach on the part of either party.

Section 12. Severability. All provisions of this Agreement are severable, and if any of them is determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force to the fullest extent permitted by law.

Section 13. Entire Agreement. This Agreement contains the entire understanding of the Company and CrossHill with respect to the subject matter hereof and supersedes any and all prior understandings, written or oral.

Section 14. Dispute Expenses. If a party prevails in any action, suit, counterclaim, appeal, arbitration, mediation or other proceeding for any relief (collectively “Action”) to enforce the terms of this Agreement or to declare rights hereunder, the other party shall pay the sum incurred for ordinary and necessary attorneys’ fees and costs in connection with such Action or enforcing the same in addition to any damages and costs which the prevailing party otherwise would be entitled regardless of whether such action is prosecuted to a final judgment or award.

Section 15. Confidentiality. The parties hereby agree to hold the terms of this Agreement, including any information disclosed by the parties, in strictest confidence, and not to disseminate in any manner such terms to any third party or parties other than as required by law or as reasonably necessary to attorneys, accountants or immediate family members in rendering professional or counseling services.

Section 16. Recitals. The parties acknowledge the accuracy of the Recitals and incorporate the Recitals into and make them a part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first set forth above.

SOLUTION TECHNOLOGY INTERNATIONAL, INC.

By:  /s/ Dan Jonson
Name: Dan Jonson
Title: President and CEO

CROSSHILL GEORGETOWN CAPITAL, L.P.

By:  /s/ Stephen X. Graham
Name: Stephen X. Graham
Title: Managing Director

Signature Page to Agreement to Terminate Loan Agreement